UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

FEDERAL HOME LOAN BANK OF ATLANTA

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1475 Peachtree Street, NE

Atlanta, GA 30309

(Address of principal executive offices)

(404) 888-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2011, the Federal Home Loan Bank of Atlanta (Bank) entered into a Joint Capital Enhancement Agreement (Agreement) with each of the other Federal Home Loan Banks (FHLBanks) that requires each FHLBank to allocate a portion of its net income to a separate restricted retained earnings account to be established by each FHLBank (Restricted Retained Earnings Account). The Agreement generally prohibits an FHLBank from paying dividends out of its Restricted Retained Earnings Account.

Currently, the FHLBanks are obligated under Section 21B (12 U.S.C. Sec. 1441b) of the Federal Home Loan Bank Act of 1932, as amended (Act) and part 997 of the Federal Housing Finance Board regulations to make payments related to the Resolution Funding Corporation (REFCORP). The Agreement provides that each FHLBank’s quarterly allocations to the Restricted Retained Earnings Account will begin as of the end of the calendar quarter in which the final REFCORP payments are made and continue on a quarterly basis until the balance of an FHLBank’s Restricted Retained Earnings Account is at least equal to one percent of its Total Consolidated Obligations (as defined in the Agreement).

Under the Agreement, the required allocations to the Restricted Retained Earnings Account generally shall equal 20 percent of an FHLBank’s annual net income, but may increase if an FHLBank incurs net losses for a calendar year that result in a decline in the balance of the Restricted Retained Earnings Account. Generally, any losses must be applied first to an FHLBank’s unrestricted retained earnings. An FHLBank may, in its discretion, allocate more than 20 percent of its net income to its Restricted Retained Earnings Account, and if an FHLBank’s Restricted Retained Earnings Account exceeds 1.5 percent of its Total Consolidated Obligations, the FHLBank may transfer amounts from its Restricted Retained Earnings Account to another retained earnings account, but only to the extent that the balance of its Restricted Retained Earnings Account remains at least equal to 1.5 percent of the FHLBank’s Total Consolidated Obligations immediately following such transfer.

The Agreement further requires each FHLBank to submit an application to the Federal Housing Finance Agency (Finance Agency) to amend its capital plan consistent with the terms of the Agreement. Under the Agreement, if the FHLBanks’ REFCORP obligation terminates before the Finance Agency has approved all proposed capital plan amendments submitted pursuant to the Agreement, each FHLBank shall nevertheless commence the required allocation to its Restricted Retained Earnings Account. The Agreement expressly provides that it will not affect the rights of an FHLBank’s Class B stock holders in the retained earnings, including those held in the Restricted Retained Earnings Account of an FHLBank, as granted under Section 6(h) (12 U.S.C. Sec. 1426(h)) of the Act.

The Agreement will terminate: by an affirmative vote of two-thirds of the boards of directors of the FHLBanks; or automatically, if a change in the Act, Finance Agency regulations, or other applicable law has the effect of: (i) creating any new or higher assessment or taxation on the net income or capital of any FHLBank, or requiring the FHLBanks to retain a higher level of restricted retained earnings than the amount that is required under the Agreement; or (ii) establishing general restrictions applicable to the payment of dividends by FHLBanks that satisfy all relevant capital standards by either (a) requiring a new or higher mandatory allocation of an FHLBank’s net income to any retained earnings account than the amount specified in the Agreement, or (b) prohibiting dividend payments from any portion of an FHLBank’s retained earnings that are not held in its Restricted Retained Earnings Account.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is included herein as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

As described in Item 1.01 of this Current Report on Form 8-K, the Agreement requires each FHLBank to amend its capital plan consistent with the terms of the Agreement. The information set forth above in Item 1.01 regarding the Agreement is hereby incorporated into Item 3.03 by reference.

Item 9.01. Exhibits.

99.1	Joint Capital Enhancement Agreement, dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: February 28, 2011	By:	/s/ JILL SPENCER
Jill Spencer
Executive Vice President,
General Counsel, Chief Strategy
Officer and Corporate Secretary